Exhibit 4.4

SALE PARTICIPATION AGREEMENT

Dated as of July 9, 1998

Fisher Capital Corp. LLC, a Delaware limited liability company (the “Purchaser”), has entered into a Stockholders’ Agreement, dated as of July 9, 1998 (the “Subscription Agreement”) with BRW Acquisition, Inc., a Delaware corporation (“the Company”)  relating to the Purchaser’s ownership and/or purchase of shares of the common stock, par value $.01 per share (the “Common Stock”) of the Company.  The undersigned, Bristol West Associates LLC, a Delaware limited liability corporation (“Associates”), an affiliate of KKR Partners II, L.P., a Delaware limited partnership (“KKR Partners”) and KKR 1996 Fund L.P., a Delaware limited partnership (“KKR 1996”) (collectively, the “KKR Partnership”), also has acquired shares of Common Stock of the Company and hereby agrees with the Purchaser as follows, effective upon the Closing (as defined in the Stockholder’s Agreement):

In the event that at any time the Associates, any member thereof or any investment partnerships affiliated with the KKR Partnership (each, a “Selling Party” and, collectively, the “Selling Parties”) proposes to sell for cash or any other consideration any shares of Common Stock of the Company owned by it, in any transaction other than a Qualified Public Offering (as defined in the Subscription Agreement) or a sale to an affiliate of the KKR Partnership, the Selling Party will notify the Purchaser in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) and the material terms of the Proposed Sale, including the number of shares proposed to be sold by the Selling Party and the consideration to be received therefor as of the date of the Notice (the “Material Terms”) promptly, and in any event not less than 15 days prior to the consummation of the Proposed Sale and not more than 5 days after the execution of the definitive agreement relating to the Proposed Sale, if any (the “Sale Agreement”).  If within 10 days of the Purchaser’s receipt of such Notice the Selling Party receives from the Purchaser a written request (a “Request”) to include Common Stock held pursuant to the Subscription Agreement by the Purchaser in the Proposed Sale (which Request shall be irrevocable unless (a) there shall be a material adverse change in the Material Terms or (b) if otherwise mutually agreed to in writing by the Purchaser and the Selling Party), the Common Stock so held by the Purchaser will be so included as provided herein; provided that only one Request, which shall be executed by the Purchaser, may be delivered with respect to any Proposed Sale for any or all shares of Common Stock held by the Purchaser.  Any shares of Common Stock held by the Purchaser which are not subject to the terms and conditions of the Subscription Agreement shall not be included in any Proposed Sale, and references to Common Stock herein shall be construed accordingly.   Promptly upon receipt of a Request the Selling Party will furnish the Purchaser with a copy of the Sale Agreement, if any.

The number of shares of Common Stock which the Purchaser will be permitted to include in a Proposed Sale pursuant to a Request, subject to terms of this Section 2, will be the lesser of (i) the number of shares of Common Stock then owned by the Purchaser which the Purchaser has indicated that it wishes to include in such Proposed Sale (and which shares of Common Stock are held pursuant to the Subscription Agreement), plus all shares of Common Stock that the Purchaser is then entitled to acquire under an unexercised option and (ii) (A) the sum of all shares of Common Stock then owned by the Purchaser plus all shares of Common Stock that the Purchaser is entitled to acquire pursuant to an unexercised option, multiplied by (B) a percentage calculated by dividing the aggregate number of shares of Common Stock proposed to be sold in the Proposed Sale by the Selling Parties by the total number of shares of Common Stock owned by the Selling Parties, the Purchaser, and other holders of shares of Common Stock who have been granted the same rights to participate in the Proposed Sale granted to the Purchaser (collectively the “Additional Purchaser Entities”).  If one or more Additional Purchaser Entities elect not to include the maximum number of shares of Common Stock which such Additional Purchaser Entities would have been permitted to include in a Proposed Sale (the “Eligible Shares”), then any Selling Party, the Purchaser or the remaining Additional Purchaser Entities shall be permitted to sell in the Proposed Sale a number of additional shares of Common Stock up to their respective requested amounts owned by them equal to their pro rata portion of the number of Eligible Shares not included in the Proposed Sale, based on the relative number of shares of Common Stock then held by each such holder, and such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any calculation made pursuant to the first sentence of this Section 2 for the purpose of determining the number of shares of Common Stock which the Purchaser will be permitted to include in a Proposed Sale.  The Selling Parties and the Purchaser, or any of them, may sell in the Proposed Sale, pro rata, additional shares of Common Stock owned by any of them equal to any remaining Eligible Shares which will not be included in the Proposed Sale pursuant to the foregoing.

Except as may otherwise be provided herein, Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the Common Stock which the Selling Party proposes to sell in the Proposed Sale.  Such terms and conditions shall include, without limitation:  the sales price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information requested by the Selling Party; and the provision of requisite indemnifications; provided that any indemnification provided by the Purchaser shall be several (not joint with the other sellers) and pro rata in proportion with the number of shares of Common Stock to be sold.

Upon delivering a Request, the Purchaser will, if requested by the Selling Party, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Selling Party with respect to the shares of Common Stock which are to be sold by the Purchaser pursuant hereto (a “Custody Agreement and Power of Attorney”).  The Custody Agreement and Power of Attorney will provide, among other things, that the Purchaser will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Purchaser’s agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Purchaser’s behalf with respect to the matters specified therein, but only to the extent such actions are consistent with the Material Terms as specified in the Notice.

The Purchaser’s right pursuant hereto to participate in a Proposed Sale shall be contingent on the Purchaser’s compliance with each of the provisions hereof and the Purchaser’s willingness to execute such documents that are consistent therewith and as may be reasonably requested by the Selling Party.

In the event of a Proposed Sale pursuant to Section 1 hereof, the Selling Party may elect, by so specifying in the Notice, to require the Purchaser to, and the Purchaser will, participate in such Proposed Sale in accordance with the terms and provisions of Sections 2, 3 and 4 hereof.

The obligations of the Selling Parties hereunder shall extend only to the Purchaser and its members holding an indirect interest in the Common Stock, and no other of the Purchaser’s successors or assigns shall have any rights pursuant hereto.

The agreement entered hereby (the “Agreement”) shall terminate and be of no further force and effect on the fifth anniversary of the first occurrence of a Public Offering (as defined in the Subscription Agreement).

If the Purchaser shall acquire any additional shares of Common Stock of the Company, including without limitation upon the exercise of stock options or otherwise, then the provisions of this Agreement shall also be applicable to such shares of Common Stock.

All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered to the party to whom it is directed:

If to the Selling Parties, to them at the following address:

c/o Kohlberg Kravis Roberts & Co.

9 West 57th Street

New York, New York  10019

Attn:  Perry Golkin

Fax:  (212) 750-0003

with a copy to:

Simpson Thacher & Bartlett

425 Lexington Avenue

New York, New York  10017

Attn:  Gary Horowitz, Esq.

Fax:  (212) 455-2502

If to the Purchaser, to it at the following address:

Fisher Capital Corp. LLC

8 Clarke Drive

Cranbury, New Jersey 08512

Attention:  Kevin Byrne

Fax:  (609) 409-1235

with a copy to:

Latham & Watkins

885 Third Avenue

Suite 1000

New York, NY 10022

Attention:  Scott O. Bowie

Fax:  (218) 906-1285

or at such other address as any of the above shall have specified by notice in writing delivered to the others by certified mail, overnight delivery or telecopy.

This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws.  Any suit, action or proceeding against the Purchaser with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought  in any court of competent jurisdiction located in the State of Delaware or the City of New York, as Associates or any member thereof may elect in its sole discretion, and the Purchaser hereby submits accordingly to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.  The Purchaser hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the City of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  No suit, action or proceeding against Associates or any member thereof with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware or the City of New York, and the Purchaser hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Associates and each member thereof hereby submits accordingly to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

1                                             If Associates or any member thereof transfers its interest in the Company to an affiliate of Associates, such affiliate shall assume the obligations hereunder of Associates or such member thereof.

2                     Notwithstanding any other provision of this Agreement, neither the general partner nor the limited partners, nor any future general or limited partner of the KKR

Partnership, shall have any personal liability for performance of any obligation of such entity under this Agreement.

3                     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

4                     It is the understanding of the undersigned that the Purchaser is aware that no Proposed Sale presently is contemplated and that such a sale may never occur.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth herein.

KKR PARTNERS II, L.P.

By:	KKR Associates Strata, its General Partner

By:	Strata L.L.C., its General Partner

By:	/s/ Perry Golkin
Member

KKR 1996 FUND L.P.

By:	KKR Associates 1996 L.P., its General Partner

By:	KKR 1996 GP LLC, its General Partner

By:	/s/ Perry Golkin
Member

BRISTOL WEST ASSOCIATES LLC

By:	KKR 1996 Fund, L.P., its Member

By:	KKR Associates 1996 L.P., its General Partner,

By:	KKR 1996 GP L.L.C., its General Partner

By:	/s/ Perry Golkin
Member

FISHER CAPITAL CORP. LLC

By:	/s/ James R. Fisher
Managing Member